LEGEND: THIS PROMISSORY NOTE IS SUBJECT TO THE TERMS AND
         CONDITIONS OF THAT CERTAIN AGREEMENT OF SUBORDINATION, DATED AS
           OF DECEMBER 15, 1997, BY REGINALD P. MCFARLAND IN FAVOR OF
                                NATIONSBANK, N.A.


                                 PROMISSORY NOTE

This Promissory Note may not be sold, transferred or assigned unless (i) a Registration Statement under the Federal Securities Act of 1933, as amended, and any applicable "Blue Sky" laws is then in effect with respect to this Promissory Note; (ii) an opinion satisfactory to Maker has been obtained from counsel satisfactory to Maker to the effect that an exemption from registration under said Act and "Blue Sky" laws is available with respect to the proposed transfer and that no such registration is required; or (iii) a no-action letter has been obtained with respect to such transfer from the Staff of the Securities and Exchange Commission and applicable state securities commissions.

                                 Promissory Note

$1,000,000.00                    Atlanta, Georgia             December 15, 1997

FOR VALUE RECEIVED, ILD TELESERVICES, INC., a Delaware corporation (hereinafter referred to as "Maker"), promises to pay to the order of REGINALD .P. MCFARLAND, a Georgia resident (together with any subsequent holder of this Promissory Note, hereinafter referred to as "Holder"), the principal sum of One Million Dollars ($1,000,000.00), together with interest accrued thereon at the annual rate of nine percent (computed on the basis of a year of 360 days and the actual number of days elapsed). Payments of all interest accrued hereunder shall be payable to Holder quarterly beginning with a stub interest payment on December 31, 1997 and continuing on each March 31, June 30, September 30 and December 31 thereafter while this Promissory Note is outstanding. Equal payments of principal on this Promissory Note of Two Hundred Fifty Thousand Dollars ($250,000.00) each shall be made to Holder on September 30, 1998, December 31, 1998, March 31, 1999, and June 30, 1999. All payments shall be made to Holder at his address specified below, or at such other place (including by wire transfer) as Holder may from time to time designate in writing.

This Promissory Note is made and delivered in Atlanta, Georgia and is one of two Promissory Notes referred to in the Merger Agreement (the "Agreement"), dated December 15, 1997, among Maker, Interlink Telecommunications, Inc., Interlink Telecommunications of Florida, Inc. and Reginald P. McFarland, and is subject to the terms and conditions thereof, including, but not limited to, the right to offset payments as described in Section 7.1.3 of the Agreement. Any amounts so set off shall be attributed to the payments due under this Promissory Note in their order of maturity starting with the earliest, and the provisions concerning withholding of payment and the payments of amounts over withheld shall apply. Under no circumstance will the withholding of payments permitted to be withheld under the provisions of Section 7.1.3 of the Agreement constitute a default under this Promissory Note, regardless of whether it is ultimately determined that the amount withheld is greater than the amount finally set off.

If Maker shall: (A) default in any payment required hereunder on the date when due, and shall fail to cure such default within three (3) business days after receipt of written demand for cure by Holder (which notice shall also be delivered to Ms. Angela P. Leake, NationsBank Business Credit, 600 Peachtree Street, N.E., 13th Floor, Atlanta, Georgia 30308), (B) file a voluntary petition in bankruptcy, be adjudicated as a bankrupt or insolvent, file any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for Maker under any Federal, state or other statute relating to bankruptcy, insolvency or other similar relief for debtors, or shall seek, consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Maker or of all or any substantial part of the assets of Maker, or shall make a general assignment for the benefit of creditors, or shall admit in writing the inability to pay its debts generally as they become due, and Maker shall fail to negate the effect of any such action or proceeding not initiated by maker (whether by dismissal of proceedings, discharge of trustees or receiver or otherwise) within sixty (60) days from and after the occurrence thereof, (C) default under (after giving effect to any notice requirement and applicable cure period) that certain Promissory Note from Maker to Holder in the principal amount of $2,700,000.00 dated concurrent herewith, or (D) default under (after giving effect to any notice requirement and applicable cure period) that certain Consulting Agreement between Maker and Stratacom, Inc. dated concurrent herewith, then Holder, at its option, shall be entitled to accelerate any and all of the indebtedness evidenced by this Promissory Note and the same shall become immediately due and payable, and to cumulatively exercise all other rights and privileges provided by law.

Maker hereby reserves the right to prepay the principal indebtedness evidenced by this Promissory Note in whole or in party, at any time without penalty, premium or payment of unearned interest and Maker shall not be liable hereunder for any further interest on any amounts so prepaid. Any partial prepayment shall be attributed to the payments due under this Promissory Note in their inverse order of maturity.

Time is of the essence with respect to this Promissory Note, and except as otherwise provided herein, demand, protest, notice of demand and non-payment and all other notices whatsoever, are hereby waived by Maker. In the event the indebtedness evidenced by this Promissory Note shall not be paid when a payment is due, thereafter the unpaid balance, principal of such indebtedness shall bear interest at the rate of fifteen percent (15%) per annum (computed on the basis of a year of 360 days) until the past due portion of the indebtedness (inclusive of all accrued interest) is paid. Any accrual of interest in accordance with the foregoing sentence shall not be affected or limited by the terms of the Subordination Agreement referenced in the Legend to this Promissory Note. Should this Promissory Note, or any part of the indebtedness evidenced by this Promissory Note, be collected by or through an attorney-at-law, Holder shall be entitled to collect reasonable attorneys' fees and all other reasonable costs and expenses of collection from Maker.

If delivered personally, the date on which a notice or demand hereunder is delivered shall be the date of receipt or delivery, and if delivered by mail, such notice or demand shall be sent by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed to have been delivered or received on the fifth day following the deposit of such notice or demand in the United States mails. Notices and demands made hereunder shall be addressed to Holder at its address set forth hereinabove and to Maker c/o ILD Teleservices, Inc., 14651 Dallas Parkway, Suite 905, Dallas, Texas, 75240.

This Promissory Note shall be governed by and construed in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, Maker has caused this Promissory Note to be executed and its seal affixed hereunto by its duly authorized officers the day and year first above written.



ATTEST:                             ILD TELESERVICES, INC.



----------------------              ------------------------
C. Read Morton, Jr.                 Dennis J. Stoutenburgh
Secretary                           President
[Corporate Seal]



ADDRESS TO WHICH PAYMENTS SHOULD BE SENT:

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